Exhibit 10.2

FORM OF RESTRICTED STOCK AGREEMENT — EMPLOYEE

PARAMETRIC TECHNOLOGY CORPORATION

2000 Equity Incentive Plan

Restricted Stock Agreement

Grantee:	Date:	Grant No.

Number of Shares of Restricted Stock:

Vesting Criteria:	As to shares on [insert relevant milestone, e.g., date, performance goal, etc.],

	as to shares on	, 20 , and

	as to shares on	, 20 .

AGREEMENT dated as of the date set forth above between Parametric Technology Corporation, a Massachusetts corporation (the “Company”), and the undersigned (the “Grantee”), pursuant to the Company’s 2000 Equity Incentive Plan (the “Plan”), receipt of a copy of which is hereby acknowledged by the Grantee. Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in the Plan.

WHEREAS the Grantee is an employee or consultant of the Company or one of its Affiliates, and the Company desires to reward such individual for his or her services rendered to the Company or such Affiliate by affording him or her the opportunity to acquire, or increase, his or her stock ownership in the Company.

NOW, THEREFORE, in consideration of the premises, the parties hereto mutually covenant and agree as follows:

1. Grant of Restricted Stock. Pursuant to the Plan and subject to the restrictions and the terms and conditions set forth therein, which terms and conditions are incorporated herein by reference, and in this Agreement, the Company grants to the Grantee and the Grantee accepts the number of shares of Common Stock, $0.01 par value, of the Company set forth above (the “Restricted Stock”). The term “Restricted Stock” shall include any additional shares of stock of the Company issued on account of the foregoing shares by reason of stock dividends, stock splits or recapitalizations (whether by way of mergers, consolidations, combinations or exchanges of shares or the like).

2. Restrictions on Stock.

(a) Until the termination of restrictions as provided in Section 3 hereof, the Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in this Agreement.

(b) No rights or interests of the Grantee under this Agreement or under the Plan may be assigned, encumbered or transferred except by will or the laws of descent and distribution.

(c) If the Grantee ceases to be an employee of the Company or an Affiliate for any reason, including disability, death and retirement, all shares of Restricted Stock that remain subject to the restrictions imposed under this Section 2 shall, except as otherwise provided in Section 3 hereof, upon such termination of employment be forfeited and returned to the Company unless the Board or the Committee in its discretion shall otherwise determine. Notwithstanding the foregoing, if the Grantee is on military, sick leave or other leave of absence approved by the Company, his or her employment or engagement with the Company (or its Affiliate) will be treated as continuing intact if the period of such leave does not exceed ninety (90) days, or, if longer, so long as

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the Grantee’s right to reemployment or the survival of his or her service arrangement with the Company (or its Affiliate) is guaranteed either by statute or by contract; otherwise, the Grantee’s employment or engagement will be deemed to have terminated on the 91st day of such leave.

3. Termination of Restrictions. The shares of Restricted Stock shall be divided into the number of separate parts set forth above under “Vesting Criteria,” and the restrictions set forth in Section 2 hereof shall terminate in accordance with such Vesting Criteria (with any fractional share resulting being added to the next part), so that the restrictions on all such shares shall have terminated when all Vesting Criteria have been met, if at all. The achievement of any of the Vesting Criteria (other than the passage of time) shall be determined by the Committee in its sole discretion.

4. Rights as Stockholder. Except for the restrictions and other limitations and conditions provided in this Agreement, the Grantee as owner of the Restricted Stock shall have all the rights of a stockholder, including but not limited to the right to receive all dividends paid on such Restricted Stock and the right to vote such Restricted Stock.

5. Stock Certificates. Each certificate issued for shares of Restricted Stock shall be registered in the name of the Grantee and deposited by the Grantee, together with a stock power endorsed in blank, with the Company and shall bear the following (or a similar) legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms, conditions and restrictions (including forfeiture) contained in a Plan and an Agreement between the registered owner and Parametric Technology Corporation. A copy of such Plan and Agreement will be furnished to the holder of this certificate upon written request and without charge.”

Upon the termination of the restrictions imposed under this Agreement as to any shares of Restricted Stock, the Company shall return to the Grantee (or to such Grantee’s legal representative, beneficiary or heir) certificates, without a legend, for the shares of Common Stock deposited with it pursuant to this Section 5 as to which the restrictions have terminated.

6. Tax Withholding. The Grantee shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld with respect to the Restricted Stock no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Grantee. In the Committee’s discretion, the minimum tax obligations required by law to be withheld with respect to the Restricted Stock may be paid in whole or in part in shares of Common Stock valued at their Fair Market Value on the date of delivery.

7. Securities and Other Laws. It shall be a condition to the Grantee’s right to receive the shares of Restricted Stock hereunder that the Company may, in its discretion, require (a) that the shares of Restricted Stock shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company’s Common Stock may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933, as amended (the “Act”), with respect to the shares shall be in effect, or (ii) in the opinion of counsel for the Company, the proposed issuance and delivery of the shares to the Grantee shall be exempt from registration under the Act and the Grantee shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such shares by the Company shall have been taken by the Company or the Grantee, or both. The certificates representing the shares of Restricted Stock may contain such legends as counsel for the Company shall consider necessary to comply with any applicable law.

8. Adjustment in Provisions. In the event that there are any changes in the outstanding Common Stock of the Company by reason of stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other such transaction affecting the Company’s Common Stock, the divisions of shares of Restricted Stock into parts, the provisions for termination of restrictions on parts of Restricted Stock, and any other relevant portions of this Agreement shall be appropriately adjusted by the Committee, if necessary, to reflect equitably such change or changes.

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9. Change in Control. In order to preserve Grantee’s rights under this Agreement in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may at any time take one or more of the following actions: (i) provide for the acceleration of any time period relating to the termination of restrictions set forth in Section 2 hereof, (ii) provide for payment to Grantee of cash or other property with a Fair Market Value equal to the amount that would have been received upon the termination of restrictions set forth in Section 2 hereof had such restrictions terminated upon the change in control, provided such amount would not otherwise have been received by Grantee because of the restrictions set forth in Section 2, (iii) adjust the terms of this Agreement in a manner determined by the Committee to reflect the change in control, (iv) cause the Agreement to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Grantee and in the best interests of the Company.

10. Notice of Election Under Section 83(b). If the Grantee makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder, he or she will provide a copy thereof to the Company within thirty days of the filing of such election with the Internal Revenue Service.

11. Amendments. The Committee may amend, modify or terminate this Agreement, including substituting therefor another Award of the same or a different type, provided that Grantee’s consent to such action shall be required, unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect Grantee.

12. Employment. Each employee of the Company or any of its Affiliates is an employee-at-will (that is to say that either the Grantee or the Company or any Affiliate may terminate the employment relationship at any time for any reason or no reason at all) unless, and only to the extent, provided in a written employment agreement for a specified term executed by the chief executive officer of the Company or his duly authorized designee or the authorized signatory of any Affiliate. Neither the adoption, maintenance, nor operation of the Plan nor this Agreement shall confer upon the Grantee any right with respect to the continuance of his/her employment by the Company or any such Affiliate nor shall they interfere with the right of the Company (or Affiliate) to terminate Grantee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign Grantee from one position to another within the Company or any Affiliate, as freeley as if this Agreement had not been entered into.

13. Decisions by Committee. Any dispute or disagreement that shall arise under, or as a result of, or pursuant to this Agreement shall be resolved by the Committee in its absolute and sole discretion, and any such resolution or any other determination by the Committee under, or pursuant to, this Agreement and any interpretation by the Committee of the terms of this Agreement or the Plan shall be final, binding, and conclusive on all persons affected thereby.

14. Notices. Any notice that either party hereto shall be required or permitted to give to the other shall be in writing and may be delivered personally, by facsimile or by mail, postage prepaid, addressed as follows: to the Company at 140 Kendrick Street, Needham, Massachusetts 02494: Attention Chief Financial Officer (copy to General Counsel, Legal Department), or at such other address as the Company by notice to the Grantee may designate in writing from time to time, and to the Grantee at his or her address as shown below or at such other address as the Grantee, by notice to the General Counsel of the Company, may designate in writing from time to time.

15. Copies of the Plan. Copies of the Plan may be obtained by Grantee upon written request without charge from the General Counsel of the Company.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee has hereunto set his or her hand, all as of the day and year first above written.

PARAMETRIC TECHNOLOGY CORPORATION

By
Name:
Title:

GRANTEE

Name:

Address: